Exhibit 99.1

For Immediate Release

Resonant Closes Additional $3 Million Public Offering of Its Common Stock

GOLETA, Calif. – April 6, 2018 – Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, previously announced the closing of an underwritten public offering for 5,714,286 shares of its common stock at a per share price to the public of $3.50.

On April 4, 2018, the underwriters exercised in full their 30-day option to purchase, at the same price per share as the underwriters paid for the initial shares, an additional 857,142 shares to cover over-allotments in connection with the offering.  As a result of the exercise, on April 6, 2018, the company received additional gross proceeds of $3.0 million, which increased the aggregate gross proceeds from the offering to approximately $23 million.

Needham & Company, LLC acted as the sole book-running manager of the offering.  National Securities Corporation and Craig-Hallum Capital Group LLC acted as co-managers. H.C. Wainwright & Co. and Drexel Hamilton acted as financial advisors.  Counsel for Resonant was Stubbs Alderton & Markiles, LLP.  DLA Piper LLP (US) served as counsel for Needham & Company.

About Resonant Inc.

Resonant is creating software tools and IP & licensable blocks that enable the development of innovative filter designs and modules for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise.

Investor Relations Contact:

Greg Falesnik

MZ North America

1-949-385-6449

greg.falesnik@MZGroup.us